Exhibit 99.1
Columbus Acquisition Corp.
FOR IMMEDIATE RELEASE
COLUMBUS ACQUISITION CORP. TO SUBMIT PLAN REGARDING ANNUAL MEETING
New York, NY and Houston, TX – February 17, 2009 – Columbus Acquisition Corp. (“Columbus” or “the Company”) (NYSE Alternext US: BUS, BUS-U, BUS-WT) today announced that the upcoming meeting of stockholders to vote on the previously announced proposed acquisition of Integrated Drilling Equipment Company (“IDE”) will also serve as Columbus’s annual meeting of stockholders. This action is being undertaken in order to comply with Section 704 of the NYSE Alternext US LLC (“the Exchange”) Company Guide. On February 10, 2009, Columbus received a notice from the Exchange related to compliance with Section 704, and has undertaken the above-referenced meeting combination in response to that communication.
Michael Ernestus, President of Columbus commented, “The combination of these meetings will allow us to vote on, among other matters, the proposed transaction with IDE and a class of directors for Columbus. We will submit a plan to the Exchange by March 10, 2009 that will outline the steps we are taking with regards to this matter.”
Additional information can be obtained in a Form 8-K, which will be filed by Columbus on February 17, 2009.
About Columbus Acquisition Corp.
Columbus Acquisition Corp. is a blank check company organized under the laws of the State of Delaware on August 1, 2006. Columbus was formed to acquire, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination, one or more operating businesses that it believes has significant growth potential. Columbus’ initial public offering was declared effective May 18, 2007 and was consummated on May 21, 2007, resulting in net proceeds of approximately $109.8 million through the sale of 14.375 million units at $8.00 per unit. Each unit was comprised of one share of Columbus common stock and one warrant with an exercise price of $6.00. As of December 31, 2008, Columbus held $115.1 million in a trust account maintained by an independent trustee, which will be released upon consummation of the business combination. Additional information is available at www.columbusacquisition.com.
About Integrated Drilling Equipment Company (IDE)
Based in Houston, TX and serving the international drilling market, IDE is the industry’s leading rig refurbishment operation and a vertically-integrated rig manufacturer. IDE benefits from compelling macro trends in the energy infrastructure sector including sustainable, long-term global demand for energy, increasing challenges to uncovering new oil reserves, and an aging rig fleet that is propelling demand for new rigs and rig refurbishment services. IDE serves a global customer base, with international contracts comprising approximately 85% of the Company’s 2008 nine-month revenues.
The IDE merger is subject to customary closing conditions, including (a) approval by Columbus stockholders of the acquisition of IDE pursuant to the merger agreement, (b) approval by Columbus stockholders of certain amendments to the certificate of incorporation of Columbus and (c) fewer than 30% of the shares of Columbus Common Stock issued in Columbus’ initial public offering voting against the merger and demanding a cash conversion of their shares in accordance with Columbus’ amended and restated certificate of incorporation.
This communication shall not constitute an offer to sell or a solicitation of an offer to buy any securities. This communication may be deemed to be solicitation material in respect of the proposed acquisition of IDE by Columbus.
Columbus has filed with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement, as amended, in connection with the proposed acquisition of IDE and intends to file and mail to Columbus stockholders a definitive proxy statement and other relevant materials. Stockholders of Columbus and other interested persons are advised to read Columbus’ preliminary proxy statement and, when available, definitive proxy statement in connection with the solicitation of proxies for the special meeting of Columbus stockholders to be held to approve the acquisition because these statements contain, or will contain once available, important information about IDE, Columbus and the proposed acquisition. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed acquisition of IDE. Stockholders will also be able to obtain a copy of the preliminary and definitive proxy statements, without charge, once available, at the SEC’s internet site at http://www.sec.gov or by directing a request to: Columbus Acquisition Corp., 153 East 53rd Street, 58th Floor, New York, NY 10022.
Columbus, IDE and their respective directors and officers may be deemed participants in the solicitation of proxies from Columbus stockholders. A list of the names of those directors and officers and descriptions of their interests in Columbus is contained in Columbus’ preliminary proxy statement, as amended, which was filed with the SEC as of January 22, 2009, and will also be contained in Columbus’ definitive proxy statement when it becomes available. Columbus’ stockholders may obtain additional information about the interests of its and IDE’s directors and officers in the proposed acquisition by reading Columbus’ definitive proxy statement when it becomes available.
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CONTACT:	-OR-	INVESTOR RELATIONS:
Columbus Acquisition Corp.		The Equity Group Inc.
Michael W. Ernestus		Devin Sullivan
President		Senior Vice President
(212) 408-0569		(212) 836-9608 / dsullivan@equityny.com
info@columbusacquisition.com		Melissa Dixon
Senior Account Executive
(212) 836-9613 / mdixon@equityny.com